CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (the "Agreement") is made between the University of Texas Medical Branch at Galveston, d/b/a UTMB Health ("University" or "UTMB"), a health institution of the University of Texas System ("System"), an agency of the state of Texas, located at "****" and Bright Minds Biosciences, a corporation having its principal place of business at 90 Adelaide St. W, Toronto, Ontario, Canada ("Sponsor").

RECITALS

A. WHEREAS, University and Sponsor are each pursuing research involving the evaluation of the efficacy of novel 5-HT2CR agonist.

B. WHEREAS, Sponsor desires to collaborate with University and is willing to sponsor University's research under this Agreement.

C. WHEREAS, the research pursuant to this Agreement is of mutual interest of Sponsor and UTMB, and furthers UTMB's mission as a non-profit, tax-exempt educational institution to create, preserve, teach, and apply knowledge in the service of humanity.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the University and Sponsor agree as follows:

1. EFFECTIVE DATE

This Agreement shall be effective as of October 15, 2020 (the "Effective Date").

2. RESEARCH PROGRAM

a. University will use its own facilities and its reasonable best efforts to conduct the research program described in Attachment A ("Research Program") under the direction of Dr. Kathryn Cunningham or his successor as mutually agreed to by the parties (the "Principal Investigator").

b. The Research Program shall be carried out from the Effective Date through and including February 15, 2021 (the "Term"). The parties may extend the Research Program under mutually agreeable terms.

c. Sponsor understands that University's primary mission is education and advancement of knowledge and the Research Program will be designed to carry out that mission. The manner of performance of the Research Program shall be determined solely by the Principal Investigator. University does not guarantee specific results. Additionally, this Research Program does not involve human subjects.

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d. Sponsor understands that University may be involved in similar research through other researchers on behalf of itself and others. University shall be free to continue such research provided that it is conducted separately and by different investigators from the University.

3. COMPENSATION

a. As consideration for University's performance, Sponsor will pay the University the funds in the amount of "****" to conduct the Research Program upon execution of this Agreement. Payments will be made to University under a fixed fee structure.

Upon Sponsor's receipt of invoice, Sponsor will make payments to University referencing the Principal Investigator and Research Program title, "****" and sent to:

via U.S. Mail:	via express carrier:

University of Texas Medical Branch Director, Grants & Contracts Accounting Attn: "****" "****"	University of Texas Medical Branch JP Morgan Chase Bank A Attn: "****" "****"

If ACH payment method:

Routing Number:  "****"
Bank Account Number: "****"
Bank Name:  "****"
Country:  "****"

University may send electronic invoices to the following email address:  "****"

Contact Email Box for Invoicing Questions:  "****"

b. The Principal Investigator may transfer funds within the budget as needed without Sponsor's approval so long as the scope of work under the Research Program remains unchanged.

c. University shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement. No funds will be returned to Sponsor at the end of the study.

4. COMMUNICATION AND REPORTS

a. Sponsor's designated representative for communications with the Principal Investigator shall be ____, or any other person Sponsor may designate in writing to University and the Principal Investigator ("Designated Representative").

b. The Principal Investigator will make one written report summarizing the work completed of the Research Program. The Principal Investigator shall also submit a comprehensive final report within one hundred twenty (120) days after termination of the Agreement.

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5. PUBLICITY

Neither party will reference the other in a press release or any other oral or written statement in connection with the Research Program and its results intended for use in the public media, except as required by the Texas Public Information Act or other law or regulation. University, however, may acknowledge Sponsor's support of the Research Program in scientific or academic publications or communications without Sponsor's prior approval. In any permitted statements, the parties shall describe the scope and nature of their participation accurately and appropriately.

6. PUBLICATION AND ACADEMIC RIGHTS

a. The Principal Investigator has the right to publish or otherwise publicly disclose information gained in the course of the Research Program. In order to avoid loss of patent rights as a result of premature public disclosure of patentable information, University will submit any prepublication materials to Sponsor for review and comment at least ninety (90) days prior to planned submission for publication. Upon Sponsor's receipt of University's proposed publication, Sponsor shall have sixty (60) days to review and comment on the proposed publication ("Review Period"). Before the end of the Review Period, Sponsor shall have the right to redact any of its Confidential Information from the proposed publications and return the redacted publication to University. During the Review Period, Sponsor shall notify University of whether or not the proposed publication describes any inventions, subject to the parties' rights under Articles 7 or 8. If the proposed publication describes any inventions for which Sponsor's desires to seek patent protection, Sponsor shall have an additional thirty (30) days for the filing of any patent applications.

b. For avoidance of doubt, University's results which arise out of the performance of University's work under this Agreement shall not be construed as Sponsor's Confidential Information. University shall have the final authority to determine the scope and content of any publications.

7. CONFIDENTIAL INFORMATION

a. The parties may wish to disclose confidential information to each other in connection with work contemplated by this Agreement ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of the other party's Confidential Information to third parties for a period of three (3) years from the termination date of this Agreement, provided that the recipient party's obligation shall not apply to information that:

i. is not disclosed in writing or reduced to writing and marked with an appropriate confidentiality legend within thirty (30) days after disclosure;

ii. is already in the recipient party's possession at the time of disclosure;

iii. is or later becomes part of the public domain through no fault of the recipient party;

iv. is received from a third party having no obligations of confidentiality to the disclosing party;

v. is independently developed by the recipient party; or vi. is required by law or regulation to be disclosed.

b. In the event that information is required to be disclosed pursuant to subsection (vi), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

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8. PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS

a. All discoveries, know-how, techniques, ideas or intellectual property, whether patented or patentable or not, that are owned and controlled by a party to this Agreement and that were existing or conceived prior to the date of this Agreement will continue to be owned and controlled by the relevant party and are not affected by this Agreement. Title to all inventions and discoveries ("Inventions") made solely by University inventors resulting from the Research Program shall reside in University; title to all Inventions made solely by Sponsor inventors resulting from the Research Program shall reside in Sponsor; title to all Inventions made jointly by University and Sponsor inventors resulting from the Research Program shall reside jointly in University and Sponsor. Inventorship shall be determined in accordance with U.S. Patent Laws.

b. University will disclose to Sponsor any Inventions resulting from University's work under this Research Program as soon as possible after creation and reduction to practice. Sponsor shall notify University within thirty (30) days of receipt of disclosure whether:

i. Sponsor desires University to file patent applications on any Invention, in which case Sponsor shall reimburse all University patent application filing costs, including those for patentability opinions; or

ii. Sponsor desires to use its own patent counsel to file patent applications, in which case Sponsor shall be directly responsible for patent application filing but shall obtain University's prior approval of counsel and of patent applications; or

iii. Sponsor does not desire that a patent application be filed in which case the rights to such Invention shall be disposed of in accordance with University policies with no further obligation in Sponsor.

c. With respect to Inventions for which Sponsor has agreed to file patent application or to reimburse University's costs for filing patent applications, University grants Sponsor an option to negotiate an exclusive or non-exclusive, worldwide, royalty-bearing license to make, use or sell under any Invention owned wholly or partly by University and made or conceived and reduced to practice during the Term of this Agreement or within six (6) months thereafter and directly resulting from the Research Program. If Sponsor elects an exclusive license, it will include a right to sublicense with accounting to University. Sponsor shall have three (3) months from disclosure of any Invention to notify University of its desire to enter into such a license agreement, and the parties shall negotiate in good faith for a period not to exceed six (6) months after that notification, or such period of time as to which the parties shall mutually agree.

d. If Sponsor and University fail to enter into an agreement during that period of time, the rights to such Invention shall be disposed of in accordance with University policies with no further obligation to Sponsor.

e. Under University policy, University investigators own copyright in their scholarly works. Scholarly works resulting from the Research Program are not subject to the terms of this Section.

9. LIABILITY

a. Sponsor agrees to indemnify and hold harmless System, University, their Regents, officers, agents and employees from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities to be carried out pursuant to the obligations of this Agreement, including but not limited to the use by Sponsor of the results obtained from the activities performed by University under this Agreement; provided, however, that the following is excluded from Sponsor's obligation to indemnify and hold harmless:

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i. the negligent failure of University to substantially comply with any applicable governmental requirements; or

ii. the negligence or willful malfeasance of any Regent, officer, agent or employee of University or System.

b. Both parties agree that upon receipt of a notice of claim or action arising out of the Research Program, the party receiving such notice will notify the other party promptly. Sponsor agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against University, System, their Regents, officers, agents and/or employees with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully brought or filed; and subject to the statutory duty of The Texas Attorney General, University agrees to cooperate with Sponsor in the defense of such claim or action.

c. The results of the Research Program and any materials provided are experimental in nature and it is provided "AS IS" WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR SAFETY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. UNIVERSITY MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE RESULTS OF THE RESEARCH PROGRAM OR ANY MATERIALS PROVIDED WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

10. INDEPENDENT CONTRACTOR

For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations nor commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing.

11. TERM AND TERMINATION

a. "****"

b. In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the sixty (60) day period.

c. Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. Upon termination, Sponsor shall pay University for all reasonable expenses incurred or committed to be expended as of the effective termination date, including salaries for appointees for the remainder of their appointment.

d. Any provisions of this Agreement which by their nature extend beyond termination shall survive such termination.

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12. ATTACHMENTS

Attachments A and B are incorporated herein and made a part of this Agreement for all purposes.

13. GENERAL

a. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that subject to the approval of University, which may not be unreasonably withheld, Sponsor may assign this Agreement to any purchaser or transferee of all or substantially all of Sponsor's assets or stock upon prior written notice to University, and University may assign its right to receive payments hereunder.

b. This Agreement constitutes the entire and only agreement between the parties relating to the Research Program, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

c. Each notice required or permitted hereunder shall be in writing and sent by a nationally-recognized overnight courier with proof of delivery confirmation, or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses indicated in the introductory paragraph of this Agreement, to the attention of the signatories below:

The Office of Technology Transfer
The University of Texas Medical
"****"
"****"
Tel. "****"; Fax. "****"

or in the case of Sponsor to:

<< >>

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

d. Neither party shall be liable for any failure or delay in performance under this Agreement (other than for delay in the payment of money due and payable hereunder) to the extent said failures or delays are proximately caused by causes beyond that party's reasonable control and occurring without its fault or negligence, including, without limitation, failure of suppliers, subcontractors, and carriers, or party to substantially meet its performance obligations under this Agreement, provided that, as a condition to the claim of non-liability, the party experiencing the difficulty shall give the other prompt written notice, with full details following the occurrence of the cause relied upon. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused. Except that, Sponsor must continue to pay salaries of appointed University personnel on this Research Program for up to three months after the occurrence of any natural disaster that occurs to University campus, regardless of University's non-performance during this time.

e. This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Texas.

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f. It is understood that the results that arise from University's work under this Agreement (i) falls under the fundamental research exclusion, (ii) does not involve issues of national security or proprietary concern, and (iii) will not be used for military defense. Both parties also affirm that there are no restraints that would prevent any foreign national from participating in this Research Program. Neither Party will export technology disclosed by the other under this Agreement in violation of the United States Export Laws or regulations, including the Export Administration Regulations ("EAR") and International Traffic in Arms Regulations. Furthermore, if any tangible items, other than results or reports, will be exported to Sponsor, the parties will first execute a material transfer agreement to document the transfer. Each Party understands that disclosing technical data to a foreign national may be an "export" even if the disclosure takes place within the United States. The obligations set forth in this section are independent of and will survive the termination of this and any other agreements between University and Sponsor.

g. Animal Care and Use Memorandum of Understanding - In the event this study does or, hereby, will include animal research activities to be conducted by UTMB, UTMB agrees to the following statements:

i. UTMB's Institutional Animal Care and Use Committee will be responsible for reviewing, approving, and overseeing the animal research study from initiation to the completion of this Research Program.

ii. UTMB will maintain their Animal Welfare Assurance from the Office of Laboratory Animal Welfare - National Institutes of Health (NIH).

iii. UTMB will maintain a current USDA registration, as required.

UTMB will maintain accreditation from the Association for Assessment and Accreditation of Laboratory Animal Care (AAALAC).

iv. UTMB will retain ownership of the animals used in this Research Program.

v. UTMB will report animal use as appropriate with institutional and regulatory requirements and will notify the Sponsor of any significant reportable noncompliance issues that will impact this Research Program.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Bright Minds Biosciences

SPONSOR	UTMB

By: "Ian McDonald"	By: "Carolee A. King"

Name: Ian McDonald	Name: Carolee A. King, JD

Title: CEO	Title: Sr. VP & General Counsel

Date:_____________________________________	Date: 11/6/20

Read and Understood by:

"Signed"

UTMB Principal Investigator

Content Reviewed: "Initialed" FS

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ATTACHMENT A:  Scope of Work

"****"

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